Exhibit 99.1

ChinaNet Online Holdings Reports First Quarter 2012 Financial Results

Provides FY2012 revenue and net income guidance of $42 million and $2.8 million, respectively

Management to host Conference call on Tuesday, May 22nd at 8:30amET

BEIJING, May 22, 2012 -- ChinaNet Online Holdings, Inc. ("ChinaNet" or the “Company”), (Nasdaq: CNET), a leading B2B (business to business) Internet technology company providing online-to-offline ("O2O") sales channel expansion services for small and medium-sized enterprises (“SMEs”) and entrepreneurial management and networking services for entrepreneurs in the People's Republic of China, today announced financial results for the first quarter 2012.

Summary Financials

First Quarter 2012 Results (USD) (Unaudited)

	Q1 2012	Q1 2011	CHANGE
Sales	$14.9 million	$7.0 million	+113%
Gross Profit	$2.4 million	$5.0 million	-52%
Gross Margin	16%	71%	-77%
Net (Loss)/Income Attributable to Common Stockholders	($0.4 million)	$2.6 million	-115%
EPS (Diluted)	($0.02)	$0.14	-114%

First Quarter 2012 Financial Results

Revenues for the first quarter of 2012 increased by 113% to $14.9 million from $7.0 million in the first quarter of 2011, primarily due to an increase in revenues from the sale of TV and internet advertising and marketing services on the Company’s web portals. TV advertising revenue increased significantly to $10.4 million for the three months ended March 31, 2012 from $0.7 million in the same period in 2011. TV advertising revenues were generated by selling approximately 10,396 minutes of advertising time purchased from provincial TV stations as compared with approximately 835 minutes of advertising time that we sold in the same period in 2011. Revenue from internet advertising and marketing increased by 50% to $4.3 million, as compared to the first quarter of 2011 due to the addition of Sooe.cn and increasing the number of clients on Liansuo.com.

Q1 2012 Revenue Breakdown by Business Unit (USD in thousands)

	Q1 2012%		Q1 2011%		% Change
Internet Advertisement	$4,306	28.8%	$2,874	40.9%	+49.8%
Technical Services	$39	0.3%	$3,212	45.7%	-98.8%
TV Advertisement	$10,369	69.4%	$726	10.3%	+1328%
Bank Kiosk	$71	0.5%	$137	2.0%	-48.1%
Brand Mgmt. & Sales Channel Expansion	$150	1.0%	$75	1.1%	+100%

Total cost of sales for the first quarter of 2012 was $12.5 million, compared to $2.0 million for the same period in 2011. Gross profit was $2.4 million for the first quarter of 2012, representing gross margin of 16.0%, compared to $5.0 million of gross profit and gross margin of 71% in the first quarter of 2011. The decrease in gross margin is due to the percentage of sales from the Company’s lower margin TV advertising revenue, which accounted for approximately 69% of total revenues as well as increasing in resource cost.

Operating expenses for the three months ended March 31, 2012 were approximately $2.3 million, up 15.7% from $2.0 million in the comparable period of 2011. General and administrative expenses increased $0.4 million to $1.2 million. Research and development expenses dropped 6.2% year-over-year to $0.3 million.

The Company had an operating income of $0.13 million in the first quarter of 2012 compared to $3.0 million operating income in the first quarter of 2011.

Net loss attributable to common stockholders for the first quarter of 2012 was $0.4 million and loss per share was $0.02 compared to $2.6 million net income attributable to common stockholders and $0.14 earnings per share in the first quarter of 2011, respectively.

Balance Sheet and Cash Flow

The Company had $9.0 million in cash and cash equivalents as of March 31, 2012, compared to $10.7 million as of December 31, 2011, working capital of $27.3 million, compared to $27.0 million as of December 31, 2011, and a current ratio of 3.8 to 1 compared 4.5 to 1 as of December 31, 2011.

The Company had cash inflow from operations of $0.4 million for the three months ended March 31, 2012. Total shareholders’ equity of ChinaNet was $41.6 million at March 31, 2012, compared to $41.7 million at December 31, 2011.

Guidance for 2012

Management forecasts full year 2012 revenues to be at least $42 million and net income of at least $2.8 million.

Business Updates

ChinaNet is focused on strategically expanding its client base of over 6,000 current customers by continuing to grow its internet advertising and marketing services business. Currently, 28.com, which connects SME franchisors with new franchisees, generates the majority of revenues. ChinaNet will continue to invest in new technology and expects to increase its market share to over 55% by the end of the third quarter 2012.

As previously announced, management is focused on several new growth and management initiatives to help offset short-term economic challenges on 28.com. Below are additional initiatives:

•	Improving internal management with cost reduction plan, expect to increase net profit margin by 2%-5%;

•	Addition of Sooe.cn with commercialization expected in Q3 2012;

•	Sales campaign with China Business Journal to attract better quality and larger clients in Q3 2012, further extending Liansuo.com’s client base by 20% or more;

•	Launching Weibo (like Twister) related value-added marketing service to existing or larger branded customers in Q3 2012 with 3rd party alliance;

•
Launching of Zhifuwan.com, an integrated SEM and e-Commerce marketing service as additional value-added services to all other web portals, helping SMEs to further market their Taobao B2C sites by means of technology in Q3 2012.

•	With the complexity of additional features, the commercial launch of flying cloud (www.feitengyun.com) has been re-scheduled to occur by the end of October 2012.

With these initiatives, management expects ChinaNet to return to profitability in Q2 2012 based on current and improving economic conditions.

Conference Call

Date:	Tuesday, May 22, 2012
Time:	8:30 am Eastern Time
Conference Line (U.S.):	1-877-317-6776
International Dial-In:	1-412-317-6776
Conference ID:	10014350
Webcast:	http://webcast.mzvaluemonitor.com/Home/Login/3b108b0d-3f0e-43ef-b58a-c0e8c22a56a1

Please dial in at least 10-minutes before the call to ensure timely participation.

A playback of the call will be available until 9:00 am ET on May 29, 2012. To listen, call 1-877-344-7529 within the United States or 1-412-317-0088 when calling internationally. Please use the replay pin number 10014350.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), a leading business to business Internet technology company focusing on providing online-to-offline sales channel expansion service for small and medium-sized enterprises and entrepreneurial management and networking service for entrepreneurs in China. Founded in 2003 and based in Beijing, PRC, the Company's services include its 28.com portal to connect SME franchisors with new franchisees, Internet advertising and marketing with other value-added communication channels, brand management & sales channel solutions, and cloud-computing based management tools, to be officially commercialized in 2012. Website: http://www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Ted Haberfield, President
MZ North America, IR
MZ Group
Direct: +1-760-755-2716
Email:  thaberfield@mzgroup.us

-- FINANCIAL TABLES –

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2012	December 31, 2011
	(US $'000)	(US $'000)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,964	$10,695
Accounts receivable, net	7,623	4,444
Other receivables	5,844	3,631
Prepayment and deposits to suppliers	13,718	15,360
Due from related parties	278	324
Contingent consideration receivables	160	159
Other current assets	153	129
Deferred tax assets-current	222	-
Total current assets	36,962	34,742

Investment in and advance to equity investment affiliates	1,212	1,396
Property and equipment, net	1,775	1,902
Intangible assets, net	7,941	8,151
Goodwill	11,068	10,999
Deferred tax assets-non current	196	92
	$59,154	$57,282

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$214	$268
Advances from customers	1,890	724
Accrued payroll and other accruals	485	616
Due to equity investment affiliate	538	220
Due to related parties	84	161
Payable for acquisition	553	550
Taxes payable	5,701	5,040
Other payables	158	114
Dividends payable	-	5
Total current liabilities	9,623	7,698

Deferred tax liability-non current	1,850	1,893
Long-term borrowing from director	138	137
	11,611	9,728

Commitments and contingencies

Stockholders’ equity:
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 22,186,540 shares and 22,146,540 shares at March 31, 2012 and December 31, 2011, respectively)	22	22
Additional paid-in capital	20,764	20,747
Statutory reserves	2,117	2,117
Retained earnings	16,322	16,688
Accumulated other comprehensive income	2,358	2,132
Total ChinaNet’s Online Holdings, Inc.’s stockholders’ equity	41,583	41,706

Noncontrolling interest	5,960	5,848
Total stockholders’ equity	47,543	47,554

	$59,154	$57,282

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME
(In thousands, except for number of shares and per share data)

	Three Months Ended March 31,
	2012	2011
	(US $'000)	(US $'000)
	(unaudited)	(unaudited)

Sales
To unrelated parties	$14,920	$6,834
To related parties	15	190
	14,935	7,024

Cost of sales	12,538	2,030
Gross margin	2,397	4,994

Operating expenses
Selling expenses	689	713
General and administrative expenses	1,243	890
Research and development expenses	331	353
	2,263	1,956

Income from operations	134	3,038

Other income (expense):
Interest income	5	1
Gain on deconsolidation of subsidiaries	-	229
Other(expenses)/ income	(1)	6
	4	236

Income before income tax expense, equity method investments and noncontrolling interests	138	3,274
Income tax expense	236	431
(Loss)/income before equity method investments and noncontrolling interests	(98)	2,843
Share of losses in equity investment affiliates	(193)	(47)
Net (loss)/income	(291)	2,796
Net (income)/loss attributable to noncontrolling interests	(75)	16
Net (loss)/income attributable to ChinaNet Online Holdings, Inc.	(366)	2,812
Dividend of Series A convertible preferred stock	-	(169)
Net (loss)/income attributable to common shareholders of ChinaNet Online Holdings, Inc.	$(366)	$2,643

(Loss)/earnings per share
(Loss)/earnings per common share
Basic	$(0.02)	$0.15
Diluted	$(0.02)	$0.14

Weighted average number of common shares outstanding:
Basic	22,182,584	17,244,315
Diluted	22,182,584	20,819,982

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2012	2011
	(US $'000)	(US $'000)
	(unaudited)	(unaudited)

Cash flows from operating activities
Net (loss)/income	$(291)	$2,796
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	409	199
Share-based compensation expenses	17	107
Share of losses in equity investment affiliates	193	47
Gain on deconsolidation of subsidiaries	-	(229)
Gain on disposal of property and equipment	-	(3)
Deferred taxes	(381)	(15)
Changes in operating assets and liabilities
Accounts receivable	(3,154)	(1,302)
Other receivables	261	3,691
Prepayments and deposits to suppliers	1,740	(162)
Due from equity investment affiliate	-	(8)
Due from related parties	48	(190)
Other current assets	(22)	(19)
Accounts payable	(56)	336
Advances from customers	1,162	(1,263)
Accrued payroll and other accruals	(133)	(60)
Due to director	-	(403)
Due to related parties	(78)	(137)
Other payables	18	39
Taxes payable	630	397
Net cash provided by operating activities	363	3,821

Cash flows from investing activities
Purchases of vehicles and office equipment	(9)	(57)
Purchases of intangible assets	-	(11)
Project development deposit to a third party	(2,452)	-
Cash from acquisition of VIEs	-	24
Cash effect on deconsolidation of VIEs	-	(181)
Long-term investment in and advance to equity investment affiliates	-	(1,518)
Net cash used in investing activities	(2,461)	(1,743)

Cash flows from financing activities
Cash investment contributed by noncontrolling interest	-	74
Dividend paid to convertible preferred stockholders	(5)	(171)
Short-term loan borrowed from equity investment affiliate	316	-
Net cash provided by (used in) financing activities	311	(97)

Effect of exchange rate fluctuation on cash and cash equivalents	56	59

Net (decreased) increase in cash and cash equivalents	(1,731)	2,040

Cash and cash equivalents at beginning of year	10,695	15,590
Cash and cash equivalents at end of period	$8,964	$17,630